Exhibit 10.12

TRANSITION AND SEPARATION AGREEMENT

This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered into between Angie Moss (the “Employee”) and Daseke, Inc. (the “Company”), and is effective as of the Effective Date (as defined herein). The Company and Employee shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, Employee has been employed by the Company as Vice President, Chief Accounting Officer, Corporate Controller and Assistant Secretary pursuant to that certain Employment Agreement effective as of February 27, 2017 (the “Employment Agreement”);

WHEREAS, Employee holds 60,000 options to purchase shares of the Company’s common stock at an exercise price of $9.98, which were granted to her on February 27, 2017 (the “Options”) and which the Company acknowledges are fully exercisable as of the date hereof;

WHEREAS, Employee agreed to be bound by certain restrictive covenants in the Employment Agreement, which restrictive covenants remain enforceable as provided herein; and

WHEREAS, Employee and the Company wish to resolve all matters related to Employee’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.Separation. Employee and the Company agree that, effective as of May 29, 2020 or such earlier date as provided for in Section 2(c) hereof (the “Separation Date”), Employee’s employment by the Company shall terminate and Employee shall separate from Employee’s position with the Company and all subsidiaries of the Company and from any and all other positions, roles, offices, or titles held by Employee with, at the direction of, or for the benefit of the Company and all subsidiaries of the Company (including all such positions, roles, offices, or titles referred to in Section 22 of the Employment Agreement).
2.Transition Period.
(a)Employment during the Transition Period. Employee and the Company agree that, subject to Section 2(c) hereof, for the period between the Effective Date and the Separation Date (the “Transition Period”), Employee shall continue in the employment of the Company, with the duties and obligations of Vice President, Chief Accounting Officer and Assistant Secretary and as otherwise requested by the Company. After the Separation Date and subject to Section 5(d), hereof, Company agrees that any consulting services or employment services requested by the Company or any of its subsidiaries from Employee will be subject to a separate consulting or employment services agreement; provided, however, that if the Company or its subsidiaries request Employee’s consulting or employment services after the Separation Date, any negotiation of the terms of such services will not in any way delay the Severance Benefits (as such term is defined below) due Employee under the terms of this Agreement. Further, should Employee agree to a consulting or employment services agreement with the Company or any of its subsidiaries, such consulting or employment services agreement will not be considered a violation of any restrictive covenants nor would such an agreement or the rendering of such services be considered a breach of Sections 8, 9 and/or 10 of the Employment Agreement.
(b)Other Rights. During the Transition Period, the Company agrees that Employee may undertake reasonable efforts to seek alternative employment provided that such efforts do not materially interfere with her employment obligations to the Company during the Transition Period.
(c)Termination During Transition Period.
(i)Termination for Cause. The Company shall have the right to terminate Employee’s employment at any time during the Transition Period, on written notice, for Cause where “Cause” shall mean: (i) Employee’s commission of material fraud, breach of fiduciary duty, theft, or embezzlement against the Company, its subsidiaries, affiliates or customers; (ii) Employee’s willful refusal without proper legal cause to faithfully and diligently perform Employee’s duties; (iii) Employee’s breach of Sections 8, 9 or 10 of the Employment Agreement; (iv) Employee’s conviction of, or plea of guilty or nolo contendere, to any crime involving moral turpitude or a felony (or state law equivalent); (v) Employee’s willful misconduct or gross negligence in the performance of duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company; or (vi) Employee’s material breach and violation of the Company’s written policies pertaining to workplace conduct (including sexual harassment), discrimination or insider trading; provided, however, that under subpart (ii), (iii), (v), and (vi) of this sentence, Employee shall receive 15 days’ prior written notice from the Company explaining the basis of its intention to terminate Employee’s employment for Cause and Employee shall have the right for 15 days from the receipt of such notice to cure the Company’s express basis for such action.
(ii)Termination by the Company for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time during the Transition Period and for any reason, or no reason at all, upon 30 days’ prior written notice to Employee; provided, however, that upon any written notice of termination for convenience by the Company, the Company shall have the right to require Employee to stop responding to emails and to no longer perform some or all of her job duties as determined by the Company.
(iii)Resignation by Employee. Employee shall have the right to terminate Employee’s employment at any time during the Transition Period and for any reason, or no reason at all, upon 30 days’ advance written notice to the Company.
(iv)Termination on Death or Disability. Upon the death or Disability of Employee during the Transition Period, Employee’s employment with Company shall terminate. For purposes of this Agreement, a “Disability” shall exist if Employee is entitled to receive long-term disability benefits under the Company’s disability plan or, if there is no such plan, Employee’s inability to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) days, whether or not consecutive. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.

3.Compensation.
(a)During Transition Period. During the Transition Period, and any period after termination pursuant to 2(c)(ii) until the Separation Date,  Employee shall continue to remain eligible to receive the compensation and benefits under, and subject to the terms and conditions of, Section 3 of the Employment Agreement.
(b)Severance Conditions and Benefits.
(i)“Severance Conditions” means (A) the absence of Employee’s termination for Cause, (B) Employee’s execution and delivery (without revocation) of this Agreement within twenty-one (21) days after Employee’s receipt hereof, (C) Employee’s execution and delivery (without revocation) of the general release of claims attached hereto as Exhibit A (the “Supplemental Release”) on or within the later of five (5) days after the Separation Date or twenty-one (21) days after Employee’s receipt of this Agreement, and (D) Employee’s compliance with all material terms of this Agreement, the Supplemental Release, and Sections 8, 9 and 10 of the Employment Agreement.
(ii)“Severance Benefits” means the compensation and benefits set forth in Sections 3(b)(iii) through (v) immediately below. All of the Severance Benefits shall be subject to all of the Severance Conditions.
(iii)Severance Payment. The Company shall pay Employee an amount equal to the sum of (A) one (1.0) times Employee’s annual base salary in effect as of the date Employee signs this Agreement plus (B) one (1.0) times Employee’s target annual bonus for 2019, less all applicable withholdings and deductions, in a lump sum on the first payroll date following the 10th day after the Supplemental Release is executed and delivered by Employee (without revocation) and in the same manner (direct deposit) as salary is paid prior to the Effective Date.
(iv)COBRA. Following the Separation Date, if Employee timely and properly elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Employee for the difference between the monthly amount Employee pays to effect and continue such coverage for Employee and Employee’s spouse and eligible dependents, if any (the “Monthly Premium Payment”), and the monthly employee contribution amount that active similarly situated employees of the Company pay for the same or similar coverage under such group health plans (such difference, the “Monthly Reimbursement Amount”). Each such reimbursement payment shall be paid to Employee on the Company’s first regularly scheduled pay date in the month immediately following the month in which Employee timely remits the Monthly Premium Payment. Employee shall be eligible to receive such reimbursement payments until the earlier of: (x) the date Employee is no longer eligible to receive COBRA continuation coverage; (y) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); and (z) one year after the Separation Date; provided, however, that Employee acknowledges and agrees that (1) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (2) in no event shall the Company be required to pay a Monthly Reimbursement Amount if such payment could reasonably be expected to subject the Company to sanctions imposed pursuant to Section 2716 of the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (collectively, the “PPACA”) and (3) if payment of a Monthly Reimbursement Amount cannot be provided to Employee without subjecting the Company to sanctions imposed pursuant to Section 2716 of the PPACA or otherwise causing the Company to incur a penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Employee without such adverse impact on the Company.
(v)Equity. The Options shall remain subject to their original terms and conditions, including continued exercisability through February 27, 2027 as provided for under Section 6(d) of the Employment Agreement. Employee acknowledges and agrees that, except with respect to the Options, Employee has no further rights, payments, or benefits owed to her under any equity compensation plans or agreements with the Company.
(c)No Other Benefits or Payments Due.
(i)By executing this Agreement, Employee acknowledges and agrees that (i) Employee is receiving valuable consideration in exchange for her execution of this Agreement to which she would not be otherwise entitled, and (ii) neither the Company nor any of the other Releasees (as defined in Section 4 of this Agreement) has any prior legal obligation to provide the Severance Benefits. Employee also acknowledges and agrees that the acceptance of the Severance Benefits and attendant obligations as described in this Agreement is in consideration of Employee’s promises and undertakings as set forth in this Agreement, and that if Employee violates any of the Payment Conditions, any of the requirements and prohibitions set forth in this Agreement, or Sections 8, 9 or 10 of the Employment Agreement, Employee forfeits and has no right to the Severance Benefits.
(ii)Employee agrees that after the Separation Date Employee is entitled to no other compensation or benefits from the Company, and that Employee shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of Employee’s employment or the cessation thereof, including, but not limited to, sick time, personal time, vacation, bonus, expenses, equity interests, or severance or payments in lieu of notice pursuant to the Employment Agreement unless otherwise set forth in this Agreement.
(d)No Representations as to Taxation. The Company makes no representations regarding the taxability or legal effect of the payments or benefits described herein, and Employee is not relying on any statement or representation of the Company in this regard. Employee will be solely responsible for the payment of any taxes assessed on the payments or benefits provided hereunder.
4.General Release.
(a)In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, Employee, on behalf of herself and her agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting as his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Employee ever had, now has, or may hereafter claim to have against the Releasees, including but not limited to, those related to or arising from Employee’s employment with the Company, the cessation thereof, the Employment Agreement, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date of execution of this Agreement by Employee (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters. Notwithstanding this General Release, Employee does not hereby release, waive or relinquish any of Employee’s rights arising out of this Agreement or to any benefit under any Company benefit plan accrued by Employee prior to the Separation Date. Additionally, Company and Employee agree that Employee will continue to be covered by any and all indemnification agreements, including without limitation, Section 14 of the Employment Agreement as well as any applicable Company directors and officers insurance policy, after the Separation Date, and Employee is not releasing, waiving or relinquishing her rights related to any indemnification she would be entitled to receive as if she continued to be an active employee of the Company. Further, Company and Employee agree that Employee is not releasing, waiving or relinquishing any right to payment under the terms of this Agreement.
(b)Except as provided in the terms and conditions of this Agreement, Employee acknowledges and agrees that the Company and its affiliates have fully satisfied any and all obligations owed to her, and no further sums are owed to her by the Company or by any of the other Releasees at any time. Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement.
(c)Notwithstanding the foregoing, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission

(collectively, “Government Agencies”) or limits Employee’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on her behalf, or by any other individual. However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.
(d)Nothing in this Section 4 shall be deemed to release (i) Employee’s right to enforce the terms of this Agreement, or (ii) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.
(e)Employee hereby represents and warrants to the Releasees that Employee is the sole owner of any Claims that Employee may now have or in the past had against any of the Releasees and that Employee has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity. Employee represents that she has suffered no work-related injuries while providing services for the Company and represents Employee does not intend to file any claim for compensation for work-related injury. Employee further represents that Employee has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees. Employee represents that she has not reported any alleged improper conduct or activity to the Company or any of its affiliates; that she has no knowledge of any such conduct or activity; and that she has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.
(f)Employee acknowledges that this Section 4 contains a waiver of any rights and claims under the ADEA and the Older Workers Benefit Protection Act. Employee acknowledges and represents that she has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in this Section 4, or has knowingly and voluntarily waived the right to do so, with the execution of this Agreement constituting a voluntary waiver. Employee further acknowledges and represents that she has been advised by the Company that she has the right to revoke this Agreement for a period of seven (7) days after signing it. Employee acknowledges and agrees that, if she wishes to revoke this Agreement, she must do so in a writing, signed by her and received by Soumit Roy, General Counsel, at soumit@daseke.com no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following her execution of this Agreement (the “Effective Date”).
5.Covenants. In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, and in exchange for the provision of confidential information of the Company, Employee agrees to be bound by the following covenants:
(a)Prior Covenants. Employee acknowledges and affirms the restrictive covenants contained in Sections 8, 9 and 10 of the Employment Agreement and agrees that such covenants remain in full force and effect, and are reasonable, enforceable, and necessary to protect the legitimate business interests of the Company.

(b)Non Disparagement. Employee shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputations, practices, or conduct of any member of the Company; and Company shall cause its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputation, practice, or conduct of Employee. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s officers and directors will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.
(c)Notice under Defend Trade Secrets Act. In accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.
(d)Return of Property. Employee agrees that, no later than 3 days after the Separation Date, she will have shipped (at the Company’s expense) or returned to the Company all property of the Company in whatever form, including (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate of the Company (or business dealings thereof) that are in Employee’s possession, subject to Employee’s control or held by Employee for others; and (ii) all property or equipment that Employee has been issued by the Company or any affiliate of the Company during the course of her employment or property or equipment thereof that Employee otherwise possesses, including any vehicles, computers, cellular phones, pagers and other devices. Employee acknowledges that she is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate of the Company. Employee further agrees that Employee will immediately forward to the Company (and thereafter destroy any copies thereof) any property or business information relating to the Company or any affiliate of the Company that has been or is inadvertently directed to Employee following Employee’s last day of employment, or that Employee discovers is within her possession.
(e)Cooperation. Employee agrees that she will cooperate in good faith with the Company to assist it with any information or matter that is within Employee’s knowledge as a result of Employee’s employment with the Company, including but not limited to being reasonably available for interview by the Company’s attorneys, auditors, or accountants, or providing truthful testimony without the necessity of a subpoena or compensation in any pending or future legal matter, in which the Company is a party.  The Company will compensate Employee for her time in providing such cooperation at a mutually agreed market rate for accountants with Employee’s experience.  For the avoidance of doubt, this shall include (but will not be limited to) assisting with any dispute related to the April 13, 2018, Arrangement Agreement among the Company, Daseke, and certain other parties (the “Dispute”). Employee agrees that she is and continues to be bound by the attorney-client privilege, the work product doctrine and all other applicable privileges to the maximum extent permitted by law for all communications between herself and counsel for the Company in the Dispute.  Company and Employee further acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee’s making herself available for interview by the Company or any attorney retained by the Company, and providing to the Company any documents in her possession or under her control relating to the Dispute or any litigation, business, or investigatory matter. The Company additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by Employee when possible.  Employee agrees that she shall not discuss the Dispute with any person or entity, except as may be required by the Company or required by any court.
6.Consultation with Attorney: Voluntary Agreement. The Company advises Employee to consult with an attorney of her choosing prior to signing this Agreement. Employee understands and agrees that she has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 4 hereof, with an attorney. Employee also understands and agrees that she is under no obligation to consent to the General Release. Employee acknowledges and agrees that the rights and payments set forth this Agreement are sufficient consideration to require her to abide with her obligations under this Agreement, including but not limited to the General Release. Employee represents that she has read this Agreement, and understands its terms and that she enters into this Agreement freely, voluntarily, and without coercion. Employee acknowledges that she (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made her own investigation of the facts and is relying solely upon her own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.
7.Public Announcement. Except in connection with a termination for Cause under Section 2(c)(i) hereof, the Company shall not file any Form 8-K with the Securities and Exchange Commission regarding Employee’s separation without permitting Employee to review and provide reasonable input. Notwithstanding the foregoing, nothing in this Section 7 shall be deemed to prevent the Company, in the reasonable judgment of the Company’s counsel, from complying with applicable law.
8.Section 409A.
(a)Compliance. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)Reimbursement and In-kind Benefits. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(c)Section 409A Payment Date. Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date, and (ii) to the extent any payment hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A), then each such payment which is conditioned upon Employee’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group (as such term is defined in the Employment Agreement) be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
9.Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would require application of a different jurisdiction’s law.
10.Dispute Resolution. All disputes relating to or arising from this Agreement (including but not limited to the arbitrability thereof), Employee’s employment with the Company, the Employment Agreement, and the 2017 Omnibus Incentive Plan, as amended, shall be resolved in accordance with Section 11 of the Employment Agreement.
11.Entire Agreement. This Agreement, together with Sections 8, 9, 10 and 11 of the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Employee agrees that she is not relying on any representations outside this Agreement. The Parties agree that the Employment Agreement (other than Sections 8, 9, 10 and 11 thereof) is superseded by this Agreement and of no further force or effect and that the General Release in Section 4 hereof encompasses any and all claims under the Employment Agreement unless expressly provided otherwise in this Agreement.
12.Amendment. This Agreement may be modified or amended only by a written instrument signed by Employee and an authorized officer of the Company.
13.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.Successors and Assigns. This Agreement shall inure to the benefit of the Company and each of its successors and assigns. Employee shall not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.
15.Drafting. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either Party because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
16.Headings. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated: April 2, 2020/s/ Angie J. Moss
Angie J. Moss

Dated: April 2, 2020Daseke, Inc.

By: /s/ Christopher Easter
Name: Chris Easter
Title: Chief Executive Officer

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Release”) is by and between Angie Moss (“Employee”) and Daseke, Inc. (the “Company”), and is effective on the eighth day following Employee’s execution of this Release provided she has not revoked it as provided for herein.

WHEREAS, Employee was initially employed by the Company as Vice President, Chief Accounting Officer, Corporate Controller and Assistant Secretary pursuant to that certain Employment Agreement effective as of February 27, 2017 (the “Employment Agreement”);

WHEREAS, Employee and the Company are party to that certain Transition and Separation Agreement effective as of [____________________], 2020 (the “Transition Agreement”) which superseded and replaced, in part, the Employment Agreement; and

WHEREAS Employee’s employment with the Company terminated effective as of [_________________________], 2020 (the “Separation Date”).

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and promises set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

1.Termination. Employee’s employment with the Company terminated effective as of the Separation Date. Employee agrees to and does hereby resign effective as of the Separation Date from any other appointments or positions which she may hold with the Company and its affiliates. Employee agrees to execute all further documents that the Company may reasonably request of her to effectuate such resignations.

2.Consideration. In consideration of Employee’s execution and non-revocation of this Release, and conditioned on Employee’s continued compliance with Sections 8, 9 and 10 of the Employment Agreement (which remain in full force and effect in accordance with their terms), Section 5 of the Transition Agreement, and the covenants and promises contained herein, the Company shall pay and provide to Employee, those amounts described in Section 3(b) of the Transition Agreement in the manner set forth in such Section 3(b) and, if applicable, Section 8 of the Transition Agreement. The Company agrees that if the Company or any of its subsidiaries requests that Employee enter into a separate agreement for consulting or employment after the Separation Date, then Employee may enter into such agreement and it will not be considered a violation of any restrictive covenant nor would such an agreement or the rendering of such services be considered a breach of Sections 8, 9, and/or 10 of the Employment Agreement.

3.General Release.

(a)In consideration of the payments and benefits (less all applicable withholdings) set forth in this Release, Employee, on behalf of herself and her agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting as his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Employee ever had, now has, or may hereafter claim to have against the Releasees, including but not limited to, those related to or arising from Employee’s employment with the Company, the cessation thereof, the Employment Agreement, the Transition Agreement, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date of execution of this Release by Employee (the “General Release”). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims arising under the Employment Agreement or Transition Agreement; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Texas Human Rights Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters. Notwithstanding this General Release, Employee does not hereby release, waive or relinquish any of Employee’s rights arising out of this Release or to any benefit under any Company benefit plan accrued by Employee prior to the Separation Date. Additionally, Company and Employee agree that Employee will continue to be covered by any and all indemnification agreements, including without limitation, Section 14 of the Employment Agreement as well as any applicable Company directors and officers insurance policy, after the Separation Date, and Employee is not releasing, waiving or relinquishing her rights related to any indemnification she would be entitled to receive as if she continued to be an active employee of the Company. Further, Company and Employee agree that Employee is not releasing, waiving or relinquishing any right to payment of unpaid amounts, if any, owed to Employee pursuant to (i) Section 3(d) of the Employment Agreement that relate to expenses incurred on or before the Separation Date and (ii) Section 3(a)(i) [and Section 3(a)(ii)] of the Transition Agreement.

(b)Except as provided in Section 3(a)(i) [and Section 3(a)(ii)] of the Transition Agreement, Employee acknowledges and agrees that the Company and its affiliates have fully satisfied any and all obligations owed to her, and no further sums are owed to her by the Company or by any of the other Releasees at any time. Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Release before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Release.

(c)Notwithstanding the foregoing, nothing contained in this Release limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Employee’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on her behalf, or by any other individual. However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Release does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

(d)Nothing in this Section 3 shall be deemed to release (i) Employee’s right to enforce the terms of this Release, or (ii) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

(e)Employee hereby represents and warrants to the Releasees that Employee is the sole owner of any Claims that Employee may now have or in the past had against any of the Releasees and that Employee has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity. Employee represents that she has suffered no work-related injuries while providing services for the Company and represents Employee does not intend to file any claim for compensation for work-related injury. Employee further represents that Employee has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees. Employee represents that she has not reported any alleged improper conduct or activity to the Company or any of its affiliates; that she has no knowledge of any such conduct or activity; and that she has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.

(f)Employee acknowledges that this Section 3 contains a waiver of any rights and claims under the ADEA and the Older Workers Benefit Protection Act. Employee acknowledges and represents that she has been given at least twenty-one (21) days during which to review and consider the provisions of this Release and, specifically, the General Release set forth in this Section 3, or has knowingly and voluntarily waived the right to do so, with the execution of this Release constituting a voluntary waiver. Employee further acknowledges and represents that she has been advised by the Company that she has the right to revoke this Release for a period of seven (7) days after signing it. Employee acknowledges and agrees that, if she wishes to revoke this Release, she must do so in a writing, signed by her and received by Soumit Roy, General Counsel, at soumit@daseke.com no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the General Release and this Release shall become effective on the eighth (8th) day following her execution of this Release.

4.Modification. This Release may not be modified or amended except in writing signed by the parties.

5.Successor and Assigns. All the terms and provisions of this Release shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Release nor any rights or obligations hereunder may be assigned by Employee, other than by will or the laws of descent or distribution. Any amounts payable under this Release to Employee after her death shall be paid to Employee’s estate or legal representative.

6.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to principles of conflict of law) and, where applicable, the laws of the United States. Venue shall lie exclusively in Dallas County, Texas.

7.Advice to Consult with Attorney; Acknowledgments. Employee acknowledges that she has been and hereby is advised to consult an attorney regarding this Release prior to its execution. Employee agrees that she is receiving benefits under this Release to which she would not be entitled but for execution of this Release. Employee acknowledges that she has read this Release, understands it, and is entering into it voluntarily and without reliance on any representations other than those contained herein.

8.Dispute Resolution. All disputes relating to or arising from this Release (including but not limited to the arbitrability thereof), Employee’s employment with the Company, the Employment Agreement, the 2017 Omnibus Incentive Plan, as amended, and the Transition Agreement shall be resolved in accordance with Section 11 of the Employment Agreement.

9.Entire Agreement. This Release, together with Sections 8, 9, 10 and 11 of the Employment Agreement, and the Transition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to such matters, unless specifically provided otherwise herein. Employee agrees that she is not relying on any representations outside this Release. The parties agree that the Employment Agreement (other than Sections 8, 9, 10 and 11 thereof) and the Transition Agreement (other than Sections 4, 5, [7] and 8 thereof) are superseded by this Release and are of no further force or effect and that the Release in Section 3 hereof encompasses any and all claims under the Employment Agreement and Transition Agreement.

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IN WITNESS WHEREOF, the Company has caused this Release to be executed in its corporate name by an officer thereof thereunto duly authorized, and Employee has hereunto set her hand, effective as of the day and year first above written.

THE COMPANY: DASEKE, INC. EMPLOYEE: ANGIE MOSSBy: Printed Name: Printed Name: Title: Date: Date: